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                                                                  Exhibit 10.16

                                                        As of September 1, 1994


Tom Carson
Spelling Entertainment Group Inc.
5700 Wilshire Boulevard, Suite 575
Los Angeles, CA 90036-3659

Dear Tom:

        Spelling Entertainment Group Inc., a Delaware corporation ("Spelling"), and Tom Carson, an individual (the "Employee"), (collectively, the "Parties") agree to enter into this Employment Agreement ("Agreement") upon the following terms and conditions:

        1. TERM. The term of the Employee's employment hereunder shall commence on the date hereof and, unless terminated by Spelling or the Employee pursuant to paragraphs 7, 8 and 9 hereof, shall continue through and until September 30, 1997 (the "Employment Term").

        2. DUTIES. During the Employment Term, the Employee will serve as Executive Vice President, Office of the President of Spelling; additionally, he will serve as Chief Financial Officer and Treasurer of Spelling. The Employee's duties shall be commensurate with such titles. The Employee's duties as Chief Financial Officer and Treasurer shall include, without limitation, supervision of the following areas: accounting, taxes, treasury, management information services, internal audit, strategic planning, acquisitions, investor relations, human resources, insurance and administration. Spelling acknowledges that the Employee has a consulting arrangement with Metro-Goldwyn-Mayer, Inc. through March 1995, a copy of which has been furnished to Spelling. Except for such arrangement, the Employee shall furnish his services to Spelling on-an-exclusive basis. The Employee shall provide such services at Spelling's headquarters in Los Angeles, California and shall report to the President and Chief Executive Officer of Spelling ("CEO").

        3. COMPENSATION.

                (a) SALARY: For all the services rendered by the Employee in any capacity hereunder, Spelling agrees to pay him the sum of Three Hundred Seventy-Five Thousand Dollars ($375,000) per annum ("Salary"), payable in accordance with Spellng's then effective payroll practices. The Employee's Salary will be increased to Four Hundred Seventy-Five Thousand Dollars ($475,000) per annum on September 30, 1995 and to Five Hundred Fifty Thousand Dollars ($550,000) per annum on September 30, 1996 for the remainder of the Employment Term.

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Tom Carson
September 1, 1994
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                (b) SIGNING BONUS: The Employee shall, upon execution of this
       Agreement, be entitled to receive a Twenty-Five Thousand Dollar ($25,000) signing bonus.

                (c) INCENTIVE COMPENSATION: In addition to the Employee's Salary, he shall be entitled to receive incentive compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Incentive"):

                       (i) The Incentive shall be based on a combination of factors, including Spelling's performance and the Employee's individual performance, provided that nothing herein shall require Spelling to pay the Employee any Incentive.

                       (ii) The Incentive for each of the calendar years during the Employment Term shall be up to thirty-five percent (35%) of the Employee's Salary, except that the Incentive for the last year of this Agreement may be pro-rated on the basis of the actual number of months for which services are performed during the calendar year. There shall be no proration for calendar year 1994.

                       (iii) The Incentive for any calendar year shall be
                             payable by February 28 of the following year.

                (d) OTHER BONUSES: The Employee may be granted other additional bonuses based on a combination of factors, including Spelling's performance and the Employee's individual performance, provided that nothing herein shall require Spelling to pay the Employee any other bonuses.

                (e) STOCK OPTIONS: The Employee is granted the option to acquire 100,000 shares of Spelling common stock with an exercise price based on the closing price of said stock at the close of business on September 1, 1994. Except as otherwise set forth herein, said options shall vest in accordance with the following schedule: thirty-three and one-third percent (33 1/3%) vests on September 1, 1995, thirty-three and one-third percent (33 1/3%) vests on September 1, 1996, and thirty-three and one-third percent (33 1/3%) vests on September 1, 1997. Additionally the Employee may be granted an annual year-end corporate stock option grant on the same basis as other Spelling executives of similar status. If Spelling "goes private" pursuant to Rule 13e-3 transaction, any of the Employee's options shall immediately become exercisable in their entirety one day prior to closing of the "going private" transaction.


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Tom Carson
September 1, 1994
Page 3

        4. BENEFITS. The Employee shall be entitled to participate in such vacation, life and medical insurance, short and long-term disability insurance, pension and other plans as Spelling may have or establish from time to time on the same basis as other Spelling executives of similar status. In particular, the Employee shall be entitled to four (4) weeks paid vacation per year. The foregoing, however, shall not be construed to require Spelling to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits the Employee may be entitled to as an employee of Spelling shall be based upon his Salary, as set forth in paragraph 3(a) hereof, and not upon any bonus or incentive compensation due, payable or paid to him hereunder, except where the benefit plan provides otherwise.

        5. BUSINESS EXPENSES. During the Employment Term, the Employee shall be reimbursed for reasonable travel and other expenses incurred in the performance of his duties hereunder as are customarily reimbursed to senior executives of Spelling. The Employee shall receive a car allowance of One Thousand Dollars ($1,000) per month.

        6. EXCLUSIVE EMPLOYMENT; CONFIDENTIAL INFORMATION

                (a) NON-COMPETITION. Spelling acknowledges that the Employee has a consulting agreement with MGM (see attached). Except for such arrangement, the Employee agrees that his employment hereunder is on an exclusive basis, and that during the Employment Term, he will not engage in any other business activity which is in conflict with his duties and obligations hereunder. The Employee agrees that for the Employment Term, except as agreed to in writing by Spelling's
        President and Chief Executive Officer, he shall not become financially interested in, or associated with, directly or indirectly, any other individual, partnership, corporation or other entity in connection with the production, distribution or exhibitions of motion pictures, television programs, sound recordings, theatrical plays, any visual and/or audio recordings of any kind in the broadcasting and/or music publishing businesses, or any other entertainment business entity or activity; provided, however, that nothing herein shall prevent him from investing as less than a one percent (1%) shareholder without limit in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. Notwithstanding anything to the contrary in this Agreement, the Employee's obligations under this paragraph shall remain in full force and effect for the entire period provided herein, unless his employment or this Agreement is terminated by Spelling for any reason other than "cause" or by the Employee for "Good Reason" prior to

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Tom Carson
September 1, 1994
Page 4

        the end of the Employment Term.

                (b) CONFIDENTIAL INFORMATION. The Employee recognizes and agrees that access to and knowledge of Spelling's and Viacom Inc.'s (including its subsidiaries and affiliates) ("Viacom") trade secrets and other confidential information, which are valuable and unique assets of their businesses, is essential to the performance of his duties hereunder. Accordingly, the Employee agrees that he shall not, during the Employment Term or at any time thereafter, disclose any confidential information to or for the benefit of any third party for any purpose whatsoever (except as may be required by law or in the performance of his duties hereunder) nor make use of any of the same for his own purposes. Confidential information includes, but is not limited to, information obtained as a result of the Employee's employment by Spelling regarding the businesses of Spelling and Viacom, and their respective customers, vendors, policies, products, services, designs, systems, business plans, agreements, marketing strategies, pricing and costs, but does not include information which is or becomes available or known to the general public other than as a result of disclosure by him.

                (c) NO-SOLICITATION. The Employee agrees that for the Employment Term, and for one (1) year thereafter, he shall not, directly or indirectly:

               (i) engage, employ, or solicit the employment of any person who is then an employee of Spelling; or

              (ii) solicit or accept, on behalf of any person or entity
                   competing with Spelling, the business of any person or entity which is then, or has been at any time during the preceding one (1) year, a customer or client of Spelling, on any basis which would restrict or prevent the customer or client from conducting business with Spelling.

                (d) WORK-MADE-FOR-HIRE. For all purposes, including but not limited to copyright, patent and all other intellectual property right purposes, all of the results and proceeds of his services during his employment with Spelling shall be works-made-for-hire. Spelling shall be deemed the sole owner thereof, with the right to use the same in any manner Spelling determines in its sole discretion without any further payment to him. If, for any reason, any of such results and proceeds shall not legally constitute works-made-for-hire, then the Employee hereby assigns all of his rights, title and interest thereto, including but not limited



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Tom Carson
September 1, 1994
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       to the copyright, patent and all other intellectual property rights therein, to Spelling, and Spelling shall have the right to use such results and proceeds in any manner it determines in its sole discretion without any further payment to him whatsoever.

                (e) LITIGATION. The Employee hereby agrees not to communicate with anyone other than his own counsel, family members, and accountants with respect to the facts or subject matter of any pending or potential litigation in any way related to Spelling without the approval of Spelling's counsel, except as may be required by law or required pursuant to the Employee's performance of his duties. In the event that any other party attempts to interview him with respect to matters possibly related to such litigation, whether during the Employment Term or at any time thereafter, he shall promptly so notify Spelling's General Counsel.

                (f) NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. During the Employment Term, except as is required in the performance of the Employee's duties provided for herein or except as authorized by Spelling's Chief Executive Officer, the Employee shall not give any interviews or speeches concerning Spelling in relation to any matter occurring after the date of this Agreement, nor shall he, directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations concerning Spelling, including, without limitation, any material concerning any person, whether or not fictional, whom any member of the public might associate with Spelling (regardless of whether or not there shall appear any disclaimer purporting to disassociate such fictitious person from Spelling).

                (g) RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, utilized by the Employee in the course of his employment with Spelling shall remain the property of Spelling, provided that the Employee has a right to receive the originals of all other documents.

                (h) INJUNCTIVE RELIEF. Spelling has entered into this Agreement in order to obtain the benefit of the Employee's unique skills, talent, and experience. Any violation of paragraphs 6(a) through (g) hereof will result in irreparable damage to Spelling, and Spelling may seek to obtain injunctive and other equitable relief for any breach of such paragraphs, in addition to any other remedies available to Spelling.

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Tom Carson
September 1, 1994
Page 6

           (i) SURVIVAL: MODIFICATION OF TERMS. The Employee's obligations under paragraphs 6(a) through (g) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to paragraph 8 hereof or otherwise, except as provided in paragraph 6(a). The restrictions and remedies contained in paragraphs 6(a) through (h) are reasonable and it is the Employee's intention and the intention of Spelling that such restrictions and remedies shall be enforced to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

        7. DISABILITY. For purposes of this Section 7, "materially disabled" shall mean any instance where the Employee is unable to render all material services as contemplated hereby for any period of more than three (3) continuous months or four (4) months in the aggregate during any twelve (12) month period. At any time that the Employee becomes materially disabled during the Employment Term, Spelling may terminate this Agreement by delivery of written notice to the Employee, and both the Employee and Spelling shall be released and discharged from all further obligations provided for in this Agreement except for obligations delineated under Section 6 of this Agreement.

        8. TERMINATION

           (a) Spelling may, at its option, terminate this Agreement forthwith for "cause". For purposes of this Agreement, termination of this Agreement for "cause" shall mean termination for dishonesty in the Employee's relations with Spelling, conviction of a felony, or willful unauthorized disclosure of confidential information (as defined in paragraph 6(b) hereof), that causes a material injury to Spelling, or if he at any time otherwise materially breaches this Agreement, or at any time fails, neglects or refuses to substantially perform his obligations hereunder as set forth in paragraph 2 hereof. Anything herein to the contrary notwithstanding, Spelling will give the Employee written notice prior to terminating this Agreement for his material breach or his failure, neglect or refusal to substantially perform his obligations hereunder setting forth the exact nature of any alleged breach and the conduct required to cure such breach. The Employee shall have thirty
        (30) days from the giving of such notice within which to cure and within which period Spelling cannot terminate this Agreement for the stated reasons.
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Tom Carson
September 1, 1994
Page 7

                (b) The Employee may terminate his employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Spelling not more than thirty (30) days after the occurrence of the event constituting "Good Reason". Good Reason shall mean, without the Employee's prior written consent, other than in connection with the termination of his employment for "cause" (as defined above) or in connection with his permanent disability, the assignment to him by Spelling of duties inconsistent with his positions, duties, responsibilities, titles or offices, the withdrawal of any of his material responsibilities set forth in paragraph 2, or the material breach by Spelling of any of its material obligations hereunder, or a reduction in salary or a reduction in benefits (other than in connection with a reduction in benefits applicable to all executives of a comparable level) or the Employee's relocation to offices more than 75 miles from his present location.

                (c) In the event that the Employee terminates his employment for "Good Reason" or Spelling terminates his employment without "cause" (as defined above), he shall be entitled to receive, subject to applicable withholding taxes:

                       (i) his Salary as provided in paragraph 3(a) until the end of the Employment Term, payable monthly;

                       (ii) his Incentive calculated as set forth in paragraph 3(c) until the end of the Employment Term, payable at such time as such Incentive would have been paid pursuant to paragraph 3(c);

                       (iii) continued vesting of those granted stock options
                             throughout the Employment Term; provided, however, that he shall be required to mitigate the amount of any payment provided for in (i) and (ii) of this paragraph 8 (c) by seeking other comparable employment, and the amount of any such payment provided for hereunder shall be reduced by any compensation earned by him from any such employment, except that no mitigation and no reduction in payments shall be required for 18 months after termination of his employment under this paragraph. The payments provided for in (i) above are in lieu of any severance. To the extent not prohibited by applicable law, the Employee may elect to continue his medical and dental insurance coverage after




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Tom Carson
September 1, 1994
Page 8

                              the termination of his employment until the end of the Employment Term, or, if later, the end of the period required by law. Spelling will pay the applicable COBRA premiums (or such other amounts as may be required by applicable law) for such coverage until the end of the Employment Term (which amount will be included in his income for tax purposes to the extent required by applicable law). Spelling shall also provide the Employee with life insurance coverage until the end of the Employment Term at the same level he was receiving immediately prior to termination, except that the amount of Salary covered by such insurance shall be reduced by the amount of any salary payable to the Employee by a third party.

        9. DEATH. If the Employee dies prior to the end of the Employment Term, his beneficiary or estate shall be entitled to receive his Salary up to the last day of the month in which the death occurs and an Incentive calculated by multiplying the amount he would have received pursuant to subparagraph 3(c) hereunder had he been employed for the entire calendar year by a fraction, the numerator of which is the number of days elapsed in such calendar year up to the date of death and the denominator of which is 365, payable at such time as the Incentive would have been paid. His estate shall also be entitled to exercise all stock options consistent with the terms and conditions of Spelling's Stock Option Plan.

        10. INDEMNIFICATION. The Employer shall indemnify, defend and hold harmless the Employee for any claims, losses or damages (including reasonable attorney's fees) resulting from the Employee's carrying out of the duties provided herein, except that Spelling shall not be required to indemnify, defend, or hold the Employee harmless for claims, losses and damages resulting from the Employee's gross negligence or malfeasance.

        11. NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the Parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Spelling, to the attention of Steven R. Berrard, President and Chief Executive Officer, Spelling Entertainment Group Inc., One Blockbuster Plaza, Fort Lauderdale, Florida 33301. Any notice given by mail shall be deemed to have been given three days following such mailing.

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Tom Carson
September 1, 1994
Page 9

        12. ASSIGNMENT. This is an Agreement for the performance of personal services by the Employee and may not be assigned by the Employee or Spelling, except that Spelling may assign this Agreement to any affiliate or subsidiary of, or any successor in, interest to Spelling. Notwithstanding the foregoing, no such Assignment shall affect the Employee's duties and responsibilities provided for herein.

        13. CALIFORNIA LAW. ETC. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought exclusively in California. In any action to enforce this Agreement, the Employee shall accept service of process by mail at his address as set forth above (or at any different address of which he has notified Spelling in writing). In any action in which service is made pursuant to this paragraph, the Employee waives any challenge to the personal jurisdiction of the Court.

        14. VOID PROVISIONS. If any provision of this Agreement, as applied to either of the Parties or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

        15. NOTICE/NON-RENEWAL. Spelling will give the Employee at least three
(3) months written notice (or if no such notice is given, Salary in lieu thereof) if Spelling determines not to renew this Agreement upon the expiration of the Employment Term. Upon the expiration of the Employment Term, Spelling will provide the Employee, in addition to any other payments he may otherwise be entitled to under paragraph 8(c) of this Agreement, with "income protection" for a period of three (3) months. Such "income protection" will consist of Spelling's continuing payment of his Salary as provided in paragraph 3(a) and applicable COBRA premiums for his medical and dental insurance coverage. The Employee shall be required to mitigate the amount of any payments pursuant to this "income protection" provision by seeking other comparable employment.

        16. This Agreement constitutes the entire agreement between the Employee and Spelling and supersedes all prior agreements and undertakings, both written and oral, between the Employee and Spelling with respect to the subject matter hereof.

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Tom Carson
September 1, 1994
Page 10


        If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned whereupon this letter shall constitute a binding agreement between the Parties.

                                              Very truly yours,

                                              SPELLING ENTERTAINMENT GROUP INC.


                                              By: /s/ STEVEN R. BERRARD
                                                 ------------------------------
                                                  Steven R. Berrard
                                                  President and
                                                  Chief Executive Officer


ACCEPTED AND AGREED:


/s/ TOM CARSON
------------------------------
Tom Carson